Exhibit 99.1

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                                     Media Contact:    Kelley J. Gipson
                                                       Executive Vice President
                                                       Director of Marketing and
                                                       Corporate Communications
                                                       (973) 422-3235

                                     Investor Contact: Steve Klimas
                                                       Vice President
                                                       Investor Relations
                                                       (973) 535-3769

               CIT ANNOUNCES SALE OF MICRO-TICKET LEASING BUSINESS

NEW YORK, NY, November 9, 2005 -- CIT Group Inc. (NYSE: CIT), a leading provider of commercial and consumer finance solutions, today announced that it has signed an agreement to sell its micro-ticket leasing business unit (Lease Finance Group), to affiliates of Cerberus Capital Management, L.P. and Goldman Sachs. The sale is consistent with CIT's continued focus on the redeployment of capital into targeted strategic growth opportunities.

The sale includes approximately $295 million in equipment leases and related infrastructure. The transaction, which is subject to customary closing conditions, is expected to close on or before year end. Other terms of the deal were not disclosed.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has over $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.